Exhibit 99.1

FOR RELEASE  October 31, 2003

CONTACT:    Craig Hutchison

920/478-1701

Perry Judd’s, Incorporated

Waterloo, Wisconsin

Perry Judd’s Incorporated announced today that it will be laying off 237 of its Waterloo Wisconsin division employees by January 21, 2004, with 174 of these layoffs occurring on December 31, 2003.

The layoff is a result of the Waterloo plant’s loss of its major customer which represented a large percentage of the plant’s volume. The company has not been able to replace the work due to the severe competition in the printing industry because of persistent and significant overcapacity that exists.

In a letter to employees, Craig Hutchison, Perry Judd’s Chief Executive said, “Selling new customers into Waterloo has proved minimally successful as we have fallen victim to the convergence of negative forces at work in our business. A prolonged drop in magazine pages printed has created a dramatic and persistent overcapacity in the industry. Overcapacity has caused rampant price cutting which has resulted in severe margin erosion.”

As a result of the Waterloo plant losing such a significant portion of its business, the company’s inability to replace the work quickly and the discouraging economic, marketplace and competitive environments that persist, the company is currently in discussions with the Waterloo division’s employees and union representatives about these circumstances and their effect on the future of the plant.

“This announcement comes with deep disappointment and frustration. Although we made tremendous efforts, we were not successful and are now forced to deal with issues that will cause difficulty and uncertainty to our employees and their families,” Hutchison said.

Perry Judd’s Incorporated had 2002 sales of $294 million and operates four plants in addition to its Waterloo, Wisconsin division. Two divisions are located in Wisconsin, one in Baraboo and one in Madison. Other divisions are located in Strasburg, Virginia and Spencer, Iowa.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The press release on Form 10-Q includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe, “ or “continue,” or the negative thereof or variations thereon or similar terminology. Such forward-looking statements are based upon information currently available in which the Company’s management shares its knowledge and judgment about factors that they believe may materially affect the Company’s performance. The Company makes forward-looking statements in good faith and believes them to have a reasonable basis. However, such statements are speculative, speak only as of the date made and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those anticipated, estimated or expected. There can be no assurance that these discussions will have the desired result. Factors that might cause actual results to differ materially from those in such forward-looking statements include, but are not limited to, statements in this press release and in our Annual Report on Form 10-K for the year-ended December 31, 2002 filed with the Securities and Exchange Commission on March 25, 2003. The Company does not undertake any obligation to update any forward-looking statements.